As filed with the Securities and Exchange Commission on May 13, 2024

Registration No. 333-268337

Registration No. 333-274488

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8

Registration Statement No. 333-268337

Registration Statement No. 333-274488

UNDER

THE SECURITIES ACT OF 1933

ZeroFox Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1557361
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1834 S. Charles Street

Baltimore, Maryland 21230

(Address, including zip code, of principal executive offices)

ZeroFox Holdings, Inc. 2022 Incentive Equity Plan

ZeroFox, Inc. 2013 Equity Incentive Plan

ID Experts Holdings, Inc. 2016 Stock Option and Grant Plan

ID Experts Holdings, Inc. 2017 Equity Incentive Plan

(Full title of the plans)

Thomas P. FitzGerald

General Counsel and Corporate Secretary

ZeroFox Holdings, Inc.

1834 S. Charles Street

Baltimore, Maryland 21230

Telephone: (855) 936-9369

(Name, address and telephone number, including area code, of agent for service)

Copies to:

William M. Shields David M. Hutchins Sarah H. Young Ropes & Gray LLP 800 Boylston Street Boston, MA 02199 Telephone: (617) 951-7000 Fax: (617) 951-7050	Jeffrey N. Ostrager Anthony J. Rosso Frank N. Strumolo Venable LLP 151 West 42nd Street New York, NY 10036 Telephone: (212) 307-5500 Fax: (212) 307-5598

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

ZeroFox Holdings, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company, previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”):

•

Registration Statement No. 333-268337, registering (i) 11,750,135 shares of Common Stock, issuable pursuant to the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan, (ii) 6,369,641 shares of Common Stock issuable upon the exercise of stock options originally granted under the ZeroFox, Inc. 2013 Equity Incentive Plan, (iii) 183,544 shares of Common Stock issuable upon the exercise of stock options originally granted under the ID Experts Holdings, Inc. 2016 Stock Option and Grant Plan, and (iv) 1,582,857 shares of Common Stock issuable upon the exercise of stock options originally granted under the ID Experts Holdings, Inc. 2017 Equity Incentive Plan, filed with the SEC on November 14, 2022; and

•

Registration Statement No. 333-274488, registering an aggregate of 5,909,396 shares of Common Stock, issuable pursuant to the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan, filed with the SEC on September 12, 2023.

On May 13, 2024, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 6, 2024, by and among ZI Intermediate II, Inc., a Delaware corporation (“Parent”) and HI Optimus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration the shares of Common Stock registered but remaining unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on May 13, 2024.

ZeroFox Holdings, Inc.

By:	/s/ James C. Foster
Name: James C. Foster
Title: Chief Executive Officer, Chairman of the Board

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.